The MIIX Group

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

         THE MIIX GROUP NAMES KEN KOREYVA PRESIDENT AND CHIEF EXECUTIVE
                                     OFFICER

            LAWRENCEVILLE, N.J. - -- December 16, 1999 - The MIIX Group, Inc. (NYSE; MHU), the eighth largest provider of medical professional liability insurance, announced the appointment of Ken Koreyva to President and CEO of the Company. Koreyva previously served as Executive Vice President and CFO and has been with the company for more than eight years.

            "During his tenure with the Company, Ken has established a reputation as a progressive leader," said Vincent Maressa, Chairman, The MIIX Group. "He spearheaded the Company's conversion and led us through the entire process of going public. Through his tireless efforts, we made the largest distribution of stock to our policyholders of any medical professional liability insurer, with the average physician receiving $15,000 in stock."

            While serving as Acting CEO, Koreyva realigned the senior management team to enhance customer service and focus on retention and growth of quality business. "MIIX's 24-hour, seven-days-a-week claims reporting system is a prime example of our commitment to providing unrivaled customer service," said Koreyva. He added that, "The business expertise possessed by the senior management team, and employees together with guidance from the physician leaders who serve on the Company's Advisory Committee, prominently positions the Company to best evaluate and address the ever-changing needs of our physician and institutional
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clients. Over the past 22 years, we have earned a solid reputation by defending the reputations of our customers, and remain committed to insuring their good name."

            Other members of the senior management team include Joseph Hudson, Executive Vice President Marketing and Business Development, Lisa Kramer, Executive Vice President Claims, Daniel Smereck, Senior Vice President Operations, Thomas Redman, Senior Vice President and Chief Financial Officer, Michele Parisano, Vice President Investor Relations, and Catherine Williams, Vice President and Corporate Secretary.

            The MIIX Group also announced that its Board has approved a separation agreement with former President and CEO Daniel Goldberg. Goldberg had previously taken a leave of absence from the company for personal reasons.

Corporate Information

            Headquartered in Lawrenceville, New Jersey, The MIIX Group (www.miix.com) is one of the largest providers of medical professional liability insurance in the U.S. with operations in 24 states. Widely known for exceptional claims management, The MIIX Group of Companies currently serves more than 16,500 clients, including physicians, medical professionals, medical groups, and other health care organizations. MIIX has an "A (excellent)" rating, the highest available for insurers specializing in medical professional liability insurance, from A.M. Best, the insurance rating service.

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Contact:

         Investors & Analysts:
         The MIIX Group, Inc., Lawrenceville
         Michelle Parisano (mparisan@miix.com)
         800-234-MIIX ext. 1277

         News Media Contact:
         The MWW Group
         John Hendl (jhendl@mww.com)
         201-964-2372


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